As filed with the Securities and Exchange Commission on July 29, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUN NETWORK GROUP, INC.

(Exact name of registrant as specified in its charter)

FLORIDA

65-024624

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification No.)

1440 Coral Ridge Drive, # 140,

Coral Springs, FL 33071

(954) 360-4080

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

T. JOSEPH COLEMAN, PRESIDENT

1440 Coral Ridge Drive, # 140,

Coral Springs, FL 33071

(954) 360-4080

 (Name, address, including zip code, and telephone number

including area code, of agents for service)

____________________________________

Copies to:

Stephen J. Thomas, Esq.

The Thomas Group

416 Main Street, Suite 1112

Peoria, IL 61602

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or

continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of each class of securitiesto be registered Common Stock, .001 par value underlying debentures Common stock, .001 par value underlying warrants(3) Total	Amount tobe registered(1) 37,500,000 Shares 1,500,000 Shares 39,000,000	Proposedmaximum offeringprice per unit(2) $.09 (2) $.15 (3)	Proposedmaximum aggregateoffering price $3,375,000 $225,000 3638.00	Amount ofregistration fee (4) $310.50 $20.70 $331.20

----------------------

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the debentures and upon exercise of the warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee. The registration fee is calculated in accordance with Rule 457(c) based upon $.09, which is the average of the bid and asked prices of our common stock reported on the OTC Bulletin Board on _____________.

(3) Estimated solely for the purpose of calculating the registration fee in decadence with rule 456(g). As provided in that Rule, the offering price of the shares underlying the warrants is deemed to be the exercise price, which is higher that the fluctuating market price of the underling common stock.

(4) The registration fee was previously paid via electronic transfer.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS      SUBJECT TO COMPLETION; DATED ______, 2002

39,000,000 Shares Of Common Stock

Of

Sun Network Group, Inc.

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 39,000,000 shares of our common stock, all of which are issuable upon the conversion of our 12% secured convertible debentures and the exercise of outstanding warrants. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We will not receive any of the proceeds from the sales of shares by the selling stockholders but we may receive funds from the exercise of their warrants. We have agreed to pay the costs of registering the shares under this prospectus, including legal and accounting fees.

Our common shares are traded on the over-the-counter Electronic Bulletin Board under the symbol "SNNW". The last reported sale price of our common shares on the OTC Bulletin Board on July 25, 2002 was $0.07 per share. There is no public market for our warrants and we do not intend to list our warrants on any exchange.

Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 5 before you decide to purchase any common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 29, 2002

We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to the "Company", "we", "us" and "our" refer to Sun Network Group, Inc., a Florida Corporation.

TABLE OF CONTENTS

Prospectus Summary

1

The Offering

2

Selected Financial Data

5

Risk Factors

5

 Forward-Looking Statements

10

Use Of Proceeds

11

Market For Common Equity And Related Stockholders Matters

12

Management's Discussion And Analysis Of Financial Condition And

Results Of Operations

13

The Company

15

Directors, Executive Officers, Promoters And Control Persons

19

Executive Compensation

20

Security Ownership Of Certain Beneficial Owners And Management

20

Certain Relationships And Related Transactions

21

Selling Stockholders

22

Plan Of Distribution

24

Description Of Securities

27

Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

29

Where You Can Find Additional Information

30

Legal Matters

30

Experts

30

Dealer Prospectus Delivery Obligation

Until _______ 2002 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our business and our financial statements and the related notes appearing elsewhere in this prospectus.

Our Company

We are a Company that is developing new media businesses that we have acquired or will be attempting to acquire. We operate a wholly owned subsidiary the RadioTV Network, Inc (“RTV”) and we have an option to acquire Live Media Enterprises, Inc (“Live”). RTV is a start-up, new television network that intends to produce and distributed TV versions of top rated radio programs. Live is an independent producer of consumer lifestyle events.

We were incorporated in June 1991 as Sun Express Group, Inc and owned and operated Destination Sun Airlines until its principal assets were sold to Air Tran Holdings in 1994. The Company was inactive until acquiring the assets of RTV, via merger on July 16, 2001, after which the Company’s name was changed to Sun Network Group, Inc. We also have an option agreement dated June 28, 2002 to acquire all of the assets of Live.

We have offices at 1440 Coral Ridge Drive #140, Coral Springs, Florida 33071, tel no. 954-360-4080 and offices at 5670 Wilshire Blvd., Suite 1300, Los Angeles, CA. 90036. We maintain an Internet web site at http://www.sunnetworkgroup.com and rtvnet.com. Information contained on our web site is for informational purposes only and is not incorporated by reference into the registration statement of which this prospectus is part.

THE OFFERING

Number of shares of

common stock outstanding prior

to this offering

21,848,487 shares (1)

Common stock offered by

selling stockholders

39,000,000 shares (2)

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus; however, we will receive estimated gross proceeds of up to $112,500 if the selling stockholders exercise warrants to purchase an aggregate of 750,000 shares of our common stock covered by this prospectus, assuming the selling stockholders do not utilize the cashless exercise feature of such warrants, based on $.15, the exercise price for the warrants. Of the 750,000 warrants that may be exercised, 250,000 warrants are to be issued only after the effectiveness of this registration statement. We currently intend to use such net proceeds, if any, for working capital and general corporate purposes.

Plan of Distribution

The offering of our shares of common stock is being made by certain of our stockholders who wish to sell their shares. Sales of our common stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.

Risk Factors

There are substantial risks involved in investing in our company. For a discussion of certain factors you should consider before buying shares of our common stock, see the section entitled "Risk Factors".

OTC Bulletin Board Symbol      "SNNW"

______________

(1)

Such figure does not include shares of our common stock to be issued upon exercise of outstanding warrants and upon conversion of outstanding convertible debentures.

(2)

Such figure includes double registration coverage of shares issuable upon the exercise of outstanding warrants to purchase 750,000 shares and up to 37,500,000 shares of our common stock issuable upon the conversion of our outstanding convertible debentures. Such figure assumes exercise or conversion in full into shares of common stock of the warrants and convertible debentures held by the selling stockholders.

Our Securities Purchase Agreement

On June 27, 2002, we entered into a securities purchase agreement with an investment group to raise up to $750,000 through the sale to the investors of our 12% secured convertible debentures with warrants to purchase up to 750,000 shares of our common stock. Upon execution of the securities purchase agreement, the investors purchased $250,000 in principal amount of our 12% secured convertible debentures with related warrants to purchase 250,000 shares of our common stock. Under the terms of the securities purchase agreement, the investors are obligated to purchase an additional $250,000 in principal amount of our 12% secured convertible debentures with related warrants to purchase 250,000 shares of our common stock on the date the registration statement relating to the common stock offered by this prospectus is filed with the Securities and Exchange Commission (SEC) and the investors are obligated to purchase an additional $250,000 in principal amount of our 12% secured convertible debentures with related warrants to purchase 250,000 shares of our common stock on the date the registration statement relating to the common stock offered by the prospectus is declared effective by the SEC. If the registration statement is not declared effective, the investors have no obligation to purchase the remaining 12% secured convertible debentures or the related warrants. The 12% secured convertible debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights, and receivables.

   The 12% debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may a holder of our 12% debentures and its affiliates own more than 4.9% of our outstanding common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 12% debentures, is the lesser of

*

fifty percent of the average of the lowest three intra-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date the conversion notice is sent by the holder to the borrower; and

*

a fixed conversion price of $.15.

Description of Warrants

The warrants purchased by the investors on June 27, 2002 entitle the investors to purchase 250,000 shares of our common stock at an exercise price equal to $0.15 per share.

The warrants expire three years from the date of issuance. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitilization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board.

Our Covenants with the 12% Debenture Holders

We may not, without the prior written consent of our 12% debenture holders, do any of the following:

*

pay, declare or set apart for payment any dividend or other distribution on shares of our capital stock other than shares issued in the form of a stock dividend;

*

redeem, repurchase or otherwise acquire any shares of our capital stock or any warrants, rights or options to purchase or acquire our shares of capital stock;

*

incur any indebtedness, except to trade creditors or financial institutions incurred in the ordinary course of our business or to pay the 12% debentures;

*

sell, lease or otherwise dispose of any significant portion of our assets outside of the ordinary course of our business;

*

lend money, give credit or make advances to any person or entity except in the ordinary course of our business (to a maximum of $100,000); and

*

without the prior written consent of a majority-in-interest of the buyers negotiate or contract with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminate number of shares of common stock or the issuance of warrants during the period beginning on the closing date and ending on the later of (i) two hundred seventy (270) days from the closing date and (ii) one hundred eighty (180) days from the date our registration statement is declared effective.

Registration Rights Agreement with the Investors

Simultaneously with the execution of the securities purchase agreement, we entered into a registration rights agreement with the investors. Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus is not declared effective by the SEC on or before 90 days from the date of June 27, 2002, we are obligated to pay a registration default fee to the 12% debenture holders equal to the principal of the debenture outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective (or on a pro rata basis). For example, if the registration statement becomes effective one (1) month after the end of such ninety-day period, we would pay $7,500 for each $250,000 debenture outstanding. If thereafter, sales could not be made pursuant to the registration statement for an additional period of one (1) month, we would pay an additional $7,500 for each $250,000 of outstanding debenture principal amount.

SELECTED FINANCIAL DATA

     The following information is taken from our audited financial statements as of  December  31,  2001  and  our unaudited statements as of March 31, 2002. The financial  information  set  forth  below should be read in conjunction with the more detailed financial statements and related notes appearing elsewhere in this prospectus  and  should  be  read  along  with the section entitled Management's

Discussion  and  Analysis  of  Financial  Condition  and  Results of Operations.

Three Months

Year Ended

Ended March

 December 31,

31, 2002

2001

-----------

------------

SUMMARY OPERATING DATA

-----------------------------

Total Revenues. . . . . . . .

       $0

$ 35,200

Expenses. . . . . . . . . . .

 $12,538

$131,385

Net Loss. . . . . . . . . .

 $12,538

$96,185

Net Loss Per Common Share . .           -

$.01

BALANCE DATA SHEET

-----------------------------

Cash . . . . .  . . . . . . .

$82,766

$5,321

Total Assets. . . . . . . . .

117,966

40,521

Total Liabilities . . . . . .

  46,793

39,200

Shareholders' equity. . . . .

  71,173

  1,321

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones we may face.

We Have Not Earned Meaningful Revenues And We Have Had Losses Since Our Inception. We Expect Losses To Continue In The Future And There Is A Risk We May Never Become Profitable.

We had a loss of $12,528 as of March 31, 2002. We incurred operating losses of $96,185 for the fiscal year ended December 31, 2001. Because we increased our program development and acquisition activities, we anticipate that we will incur operating expenses in connection with continued development of our proposed programs and acquisitions, and expect these expenses will result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate revenues. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to develop and distribute our programs, and complete our acquisitions. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

We May Need To Raise Additional Funds In The Future For Our Operations And If We Are Unable To Secure Such Financing, We May Not Be Able To Support Our Operations.

Future events, including the problems, delays, expenses and difficulties frequently encountered by companies, may lead to cost increases that could make our funds, if any, insufficient to support our operations. We may seek additional capital, including an offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to a debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available from any source, that it will be available on terms acceptable to us, or that any future offering of securities will be successful. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock. Our business, financial condition and results of operations could suffer adverse consequences if we are unable to obtain additional capital when needed.

The Loss Of Our Key Employees May Adversely Affect Our Growth Objectives.

 Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Mr. Coleman. The loss of the services of this individual may have a material adverse effect on our business, financial condition and results of operations. We can give no assurance that we will be able to maintain and achieve our growth objectives should we this individuals' services.

Our Current And Potential Competitors, Many Of Whom Have Greater Resources And Experience Than We Do, May Develop Products And Technologies That May Cause Demand For Our Programs and Businesses To Decline.

 The network and syndicated television industry, as well as other businesses we intend to compete in, is vast, very competitive and dominated by major media conglomerates and others who have longer operating histories and substantially greater financial, production and distribution resources than we do. We expect our competitors to intensify as the industry expands through digital technologies and as the Internet continues to grow. Existing or future competitors my develop or offer networks, programs, events and products that are comparable or superior to ours, which could adversely effect our businesses, results of operation and financial condition.

In the television and live event business the commercial success of any program or event is often dependent upon factors beyond the control of the Company including, but not limited to, market acceptance of the program or event, the ability of the Company to secure distribution, production or venue facilities, the continuity of talent and production personnel, adequate production, promotion and marketing expenditures, the ability to control costs of production, promotion and distribution, the ability to sell advertising, secure sponsorships and collect revenues, the ability to continue to develop new programs and events, general market conditions, capitalization the ability to secure new distribution, promotion or productions or a lack of acceptance of the programs or events.

We intend to initially produce our programs and events in a conservative manner and distribute and develop on a local and regional basis. We do not have any current contractual agreements for distribution of our programs and there can be no assurances that we will be able to secure distribution in the future.

We may not be able to protect our patents, trademarks and proprietary and/or non-proprietary rights, and, we may infringe upon the patents, copyrights, trademarks and proprietary rights of others.

There is also no assurance that we will be able to prevent competitors from using the same or similar names, marks, concepts or appearances or that we will have the financial resources necessary to protect our marks against infringing use.

We May, In The Future, Issue Additional Shares Of Our Common Stock Which Would Reduce Investors Percent Of Ownership And May Dilute Our Share Value.

 Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $.001 per share. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Shares Of Our Total Outstanding Shares That Are Restricted From Immediate Resale But May Be Sold Into The Market In The Future Could Cause The Market Price Of Our Common Stock To Drop Significantly, Even If Our Business Is Doing Well.

As of June 27, 2002, we had 21,848,487 shares of our common stock issued and outstanding of which 18,048,267 shares are restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale.

The amount of "restricted securities" which a person who is not an affiliate of our company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of our Common Stock.

Since We Have Not Paid Any Dividends On Our Common Stock And Do Not Intend To Do So In The Foreseeable Future, A Purchaser Of Our Common Stock Will Only Realize An Economic Gain On His Or Her Investment From An Appreciation, If Any, In The Market Price Of Our Common Stock.

We have never paid, and have no intentions in the foreseeable future to pay, any cash dividends on our common stock. Therefore an investor in our common stock, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

The Application Of The "Penny Stock Regulation" Could Adversely Affect The Market Price Of Our Common Stock

Our securities may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. We can give no assurance that the price of our securities will reach or maintain such a level.

There is Uncertainty As To Our Continuation As A Going Concern.

 Our audited financial statements for the fiscal year ended December 31, 2001, reflect an accumulated net loss of $96,185. These conditions raise substantial doubt about our ability to continue as a going concern if sufficient additional funding is not acquired or alternative sources of capital developed to meet our working capital needs.

Sales of Our Common Stock by the Holders of the Convertible Debentures and Warrants may Lower the Market Price of our Common Stock

As of July 26, 2002, $250,000 principal amount of secured convertible debentures were issued and outstanding.  The debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the then current conversion price.  If converted on July 26, 2002, the debentures would have been convertible into approximately 6,250,000 shares of common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock.  Purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the debentures.  The debentures are not registered and may be sold only if registered under the Securities Act of 1933, as amended, or sold in accordance with an applicable exemption from registration, such as Rule 144.  The shares of common stock into which the debentures may be converted are being registered pursuant to this registration statement.

As of July 26, 2002, warrants to purchase 250,000 shares of common stock issued to the purchasers of the debentures were outstanding.  These warrants are exercisable over the next three years at an exercise price of $.15 per share which price may be adjusted from time to time under certain antidilution provisions.  The shares of common stock issuable upon exercise of these warrants are being registered pursuant to this registration statement.

As of July 26, 2002, no shares of common stock were reserved for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the debentures, and an additional 39,000,000 shares of common stock were reserved for issuance upon conversion of the debentures and exercise of the warrants issued in connection with the debentures.  As of July 26, 2002, there were 21,848,487_shares of common stock outstanding.  Of these outstanding shares, 3,800,220 shares were freely tradeable without restriction under the Securities Act of 1933, as amended, unless held by affiliates.

Our 12% convertible debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the lesser of the (a) then current variable conversion price and (b) $.15 per share. If converted on June 27, 2002, the $750,000 principal amount of debentures would have been convertible into approximately 18,750,000 shares of our common stock. If an aggregate of $750,000 in the principal amount of our debentures and 750,000 warrants were exercised on July 26, 2002, they would have equaled 19,500,000 shares of our common stock. Pursuant to the terms of the transaction, however, the number of convertible debentures could prove to be significantly greater in the event of a decrease in the trading price of our common stock. The following table presents the number of shares of our common stock that we would be required to issue as of July 26, 2002 and the number of shares we would be required to issue if our common stock declined by 50% or 75%:

50%

75%

Decline

Decline

 -------------------

---------------------- --------------------

Conversion price per share:

$0.02

.01

Total warrant and convertible

shares issuable:

38,250,000

75,750,000

The 750,000 warrants issued in connection with our 12% convertible debentures are exercisable any time before the third anniversary date of issuance at an exercise price per share equal to $.15

A default by us under our 12% debentures would enable the holders of our 12% debentures to take control of substantially all of our assets.

 Our 12% debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights and receivables. A default by us under the 12% debentures would enable the holders to take control of substantially all of our assets. The holders of our 12% debentures have no operating experience in the industry that could force us to substantially curtail or cease our operations.

Our Officers And Directors Have Limited Liability And Have Indemnity Rights.

 Our certificate of incorporation and by-laws provide that we indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Our certificate of incorporation and by-laws also provide for the indemnification by us of our officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate our business or conduct our internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

 FORWARD-LOOKING STATEMENTS

 You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends", "may", "will", "continue",

"estimate" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by our company described in "Risk factors" and elsewhere in this prospectus.

 USE OF PROCEEDS

 We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. We will receive estimated gross proceeds of up to $112,500 if the selling stockholders exercise warrants to purchase an aggregate of 750,000 shares of our common stock covered by this prospectus (unless they use cashless exercise provision). The net proceeds, if any, that we receive from the exercise of warrants will be used for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

PRICE RANGE OF OUR COMMON STOCK

On December 26, 2001 our common stock was authorized to trade on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board under the symbol "SNNW." No trades occurred until January 3, 2002.

The following table sets forth the range of high and low bid quotations of our common stock for the periods indicated. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions, and may not represent actual transactions.

HIGH

LOW

 -------

------

2002

First Quarter

$1.55

$.56

Second Quarter

$.67

$.07

Third Quarter

$ .27

$.07

SECURITY HOLDERS

At June 27, 2002, there were 21,848,487 shares of our common stock outstanding, which were held of record by approximately 347 stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms.

Dividends

We have not paid a dividend since our incorporation. Our Board of Directors may consider the payment of cash dividends, dependent upon the results of our operations and financial condition, tax considerations, industry standards, economic considerations, regulatory restrictions, general business factors and other conditions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company acquired all of the assets of RadioTV Network, Inc (“RTV”) on July 16, 2001 in a transaction treated as a “recapitilization” OF RTV. RTV has been developing and operating, for the past few years, a new television network that produces and distributes TV adaptations of top rated radio programs. The Company’s wholly owned subsidiary RTV has not produced or distributed any programs for over 1 year as the Company has concentrated its efforts on raising capital to pursue further development of the network and to acquire compatible businesses and assets.

The Company intends to further develop and expand RTV and it is also planning on acquiring and affiliating with other media related entities, including Live Media Enterprises, Inc (“Live”) and others, which are presently being identified. The Company requires capital for these purposes and it has recently completed a Private Placement and entered into agreement for a Secured Convertible Debenture, to fund operations. The Company’s operating expenses for fiscal 2001 reflect revised and reduced operating expenses pending new funding.

In late March 2002 the Company completed a Private Placement with an individual investor for $82,390 in exchange for the issuance to the investor of 183,088 shares of the Company’s common stock.

In April 2002 the Company, via a third party International corporate relations firm, The Geneva Group, applied for a listing to trade the Company’s common stock on the 3rd Segment of the Frankfort, Germany Stock Exchange. As of the end of June 2002 the Company’s application was still pending.

Also in April 2002, the Company entered into a Consulting Agreement with the N.I.R. Group, LLC (“NIR”) for NIR to advise the Company’s management on business, strategic and commercial matters. The term of the agreement is for three months and the consulting fee to NIR is $11,700 per month plus 100,000 shares of the Company’s common stock.

In June 2002 the Company agreed to co-release a DVD and Video entitled “A Pair of Lips Now!” which is a “best of” compilation from the Company’s “Mancow TV” programs. The Company intends to support the marketing of the Video with certain pre-paid TV media from the Company’s inventory.

On June 28, 2002 the Company entered into agreement with Live Media Enterprises, Inc (“Live”), an independent producer of consumer lifestyle events, to acquire all of Live’s business and assets. At the Company’s option, subject to completion of the Company’s due diligence and formal documentation, the Company will acquire Live in exchange for the issuance of 8,000,000 new shares of the Company’s common stock to Live shareholders. The Company has made a loan of $50,000 to Live in connection with this transaction.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

In fiscal year 2001 the Company incurred a net loss of $96,185 compared to a net loss of $113,483 for the year ending December 31, 2000. In 2001 the Company’s subsidiary, RTV, reduced operational, film and exploitation expenses as it discontinued the broadcast and syndication of its principal program in anticipation of changing broadcast outlets and its merger with the Company. The Company’s continuing operations and financial results for the year reflect these changes.

LIQUIDITY AND CAPITAL RESOURCES

The Company has had no sales or revenues and has had minimal operating expenses for the past year. Pending completion of it Secured Convertible Debenture funding and the Live acquisition, the Company plans to expand its operations, productions and distribution and anticipates generating revenues in the 3rd and 4th Quarters of 2002.

The Company’s ability to develop its operations and expand its business is dependent upon the Company generating sales and revenues and securing additional capital financing.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2001

The Company incurred a net loss of $12,538 for the three months ended March 31, 2002 compared to a net loss of $62,977 for the three months ended March 31, 2001. The decrease in net loss reflects the Company’s decrease in operating expenses pending new financing. The Company did not generate any revenues for the three months ended March 31, 2002.

The Company’s operating expenses decreased $50,439 to $12,538 for the three months ended March 31, 2002 from $62,977 for the three months ended March 31, 2001. This decrease reflects the Company’s decision to curtail its operations until such time as it receives financing to implement its business plans.

The Company is not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity. In the event a material trend develops, the Company believes that it will have sufficient funds for working capital from expected equity sales financings and operating revenues.

OTHER

Except for historical information contained in this prospectus, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Investors are directed to consider, among other items, the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

THE COMPANY

GENERAL

We are a Company that is developing new media businesses that we have acquired or will be attempting to acquire.  We operate a wholly owned subsidiary the RadioTV Network, Inc (“RTV”) and we have an option to acquire Live Media Enterprises, Inc (“Live”).  RTV is a start-up, new television network that intends to produce and distributed TV versions of top rated radio programs.  Live is an independent producer of consumer lifestyle events.

We were incorporated in June 1991 as Sun Express Group, Inc and owned and operated Destination Sun Airlines until its principal assets were sold to Air Tran Holdings in 1994.  The Company was inactive until acquiring the assets of RTV, via merger on July 16, 2001, after which the Company’s name was changed to Sun Network Group, Inc.  We also have an option agreement dated June 28, 2002 to acquire all of the assets of Live.

BUSINESS AND ACQUISTION STRATEGY

The Company plans to acquire wholly owned subsidiary which are late-stage development companies or established businesses with a focus on media and communication based companies.  The Company plans to expand its subsidiary portfolio to include a wide range or media and communication related business that it deems would most effectively maximize shareholder value.

The Company currently owns one subsidiary, RadioTV Network, Inc., and has an agreement pending to acquire Live Media Enterprises, Inc.

The Company is currently negotiating to acquire a nationally syndicated sports talk radio network and has had exploratory talks with several other businesses.

OPERATIONS

RadioTV Network

A wholly owned subsidiary of the Sun Network Group, Inc., RadioTV Network, Inc. is a new television network that will exclusively produce and broadcast television versions of existing, established radio programs.

Rather than focusing on sports, music or Hollywood gossip, RTV will attempt to carve a new niche in television entertainment programming as the first television network to exclusively feature popular radio programs.

RTV shows will be initially distributed via local broadcast stations in the radio shows’ originating markets, regionally syndicated in additional markets (primarily where the radio shows are syndicated or known), via Webcast on the company’s RTVNET.com Internet site and, when sufficient programming is produced, via a nested launch on an existing digital satellite channel to cable and DBS households.  RTV expects to broadcast via its own satellite transponder by 2004.  Most of RTV’s programs will be produced on a daily basis (Monday - Friday), in standard half-hour on one-hour formats, usually within 48 hours of the original radio broadcast.  In conducting these broadcasts, RTV installs fully equipped television studios adjacent to the radio program booths.  These studios are equipped with state-of-the-art robotic cameras and computerized editing and switching systems, which are operated by full-time RTV personnel.

In order to most effectively grow the company, management has implemented a two-phase business plan.  Phase One will focus on the production and distribution of up to eight programs into local and regional broadcast markets, while Phase Two calls for aggressive expansion of an additional thirty (30) programs and a full, 24-hour satellite-delivered feed to complement the company’s local, regional and Webcast distribution.

RTV has test-marketed two programs.  The first of these programs was Quinn in the Morning…@ Night, which was run from mid 1998 to 1999.  Broadcast over WNPA TV in Pittsburgh, the Quinn was a weekly television version of Pittsburgh’s WKKR’s morning political talk show hosted by Jim Quinn.  Quinn debuted with a 2 rating, and remained on our affiliate’s UPN station until the station was sold in 1999.

RTV’s other inaugural program was Mancow TV.  Mancow TV was a late-night television program broadcast on Chicago’s WCIU, and produced each day from Mancow Muller’s Morning Madhouse radio show on Chicago’s Q101.  Mancow TV was launched in April 1999 after RTV constructed a television studio in Q101’s broadcast booth.  The program was initially broadcast in the 12:30 a.m. - 1:30 a.m. time slot on WCIU, and consistently generated 1.2 - 2.5 ratings and 6 - 10 shares.  Mancow TV was regularly the highest-rated show on WCIU after 7:00 p.m.  In January 2000, Mancow TV moved to Saturdays at 10:00 p.m., on WCIU, and became one of the highest rated programs on the station in all day parts.  RTV anticipates producing Mancow TV as a prime time weekly strip for a new local or national cable distribution, and has archived several Mancow TV episodes, which are available on an “on demand” basis for viewing at RTVNET.com.

RTV’s two-phase business plan focuses strongly on continual expansion.  Moving forward, RTV is planning to complement its entertainment-based programming by acquiring or forming a joint venture with a nationally-known sports radio network for television and Webcast applications.  The company also anticipates in the near-term launching of The Kidd Kraddick Radio Show in the Dallas market.

Live Media Enterprises, Inc.

LIVE is an independent producer in the consumer lifestyle events market.  LIVE focuses on lifestyle festivals - themed events that feature live music, quality food and beverage, and targeted exhibits that are designed to attract a specific demographic.  Among the active events produced by LIVE are the Gourmet LA Festival, Los Angeles Garlic Festival, VIVA! Los Angeles and the Parent, Baby, Child Expo and Kids Fair Series (and its Latin counterpart LA Exposicion Familiar).

LIVE’s events are designed to be sponsor friendly, and can host as many as twenty- five separate sponsors.  Sponsors of LIVE’s events have included most major spirits, breweries, automobile and telephony companies and its live entertainment has included leading musicians, comedians, chefs, authors and business leaders.  Sponsors over the years have included Anheuser Busch, AT&T, American Air Lines, Dr. Pepper, VH-1, Starbucks, Tanqueray, Dunhill, Princess Cruises, Volvo, and Grand Marnier.

Sources of Revenues

The Company’s wholly owned subsidiary RTV generally produces episodic television series and generates the majority share of its revenues from the sale of broadcast licenses and advertising sales.  The terms of the licensing arrangement may vary significantly from contract to contract and may include fixed fees, variable fees with or without nonrefundable minimum guarantees, or barter arrangements.  Additional revenues are gleaned from syndication of the programs usually at a 50/50 “barter” arrangement plus merchandising for videos, licensing, and studio rentals.  The Company’s pending acquisition LIVE derives revenue from corporate sponsorship, local exhibitors (or artists)), from the “live gate” (all LIVE events charge an admission price to the public), and from consumption (participation in all on-site food, beverage and festival merchandise revenue).

Competition

The competition in the entertainment and media industries is considerable and very fluid.  There are “major” television networks, many cable channels and numerous, start-up “Web Channels”.  To the best of The Company’s knowledge there does not currently exist any other business that is directly competitive with its wholly owned subsidiary.

The U.S. Television industry, however, is a vast, multi-billion dollar business consisting of numerous programming networks distributed to analog and digital receivers in domestic and international markets via an affiliation of local (“over-the-air”) Broadcasters, Cable TV Operators, Direct Broadcast Satellite Operators, Digital Satellite Distributors and others.  These various Networks are supported by advertising sales, operator and subscribers fees, pay per view revenues, government subsidies or a combination thereof.  The Network’s programming ranges from primarily general entertainment channels (NBC, CBS, USA) to a multiple of niche or theme channels such as MTV, ESPN, SCI FI Channel, and HGTV.  The industry is dominated by a handful of major media conglomerates such as AOL Time Warner,

Viacom, Disney and News Corp.

The U.S. Radio industry consists of thousands of individual stations located in virtually every US market broadcasting a vast and very diversified mix of programs.  In recent years the industry has consolidated significantly and is dominated by two major media companies, Clear Channel Communications and Infinity Broadcasting (Viacom).

The market for lifestyle events is extremely fragmented, and most of the lifestyle festival market has remained regional, with events often operated by single-event producers, local chambers of commerce, non-profits or municipalities.  These entities often do not have the expertise or the mandate to properly activate and operate such events.  There exists an opportunity for The Company to license or purchase these events.  To the best of its knowledge, The Company will be the first entity to attempt ever “roll up” lifestyle events and thus be able to offer a multi-market array of popular, targeted and sponsor-friendly events to corporate sponsors on a national level.

EMPLOYEES

The Company has currently one full-time employee, who has a formal employment agreement.  The employee has deferred the first year compensation due under his agreement.

DESCRIPTION OF PROPERTY

The Company maintains an office address in Coral Springs, Florida at 1440 Coral Ridge Drive #140, Coral Springs, FL 33701.  The Company’s subsidiary, RadioTV Network Inc., operates out of an office at 5670 Wilshire Blvd., Suite 1300, Los Angeles, CA 90036, provided by a Company shareholder, Alchemy Media, LLC.

LEGAL PROCEEDINGS

The Company and its Chief executive officer have been named in a lawsuit filed in the Southern district of Florida, captioned Florida Securities Funding Partnership V. Sun Network Group et al, Case No. 02-80360.  The lawsuit alleges the Company and its chief executive officer conspired to lower the Company’s share price after a third party shareholder of the Company sold a block of his shares to Florida Securities Funding Partnership.  The Company is vigorously defending itself and has filed a motion to dismiss the matter, which it considers frivolous.  The Company is not a party to any other litigation and management has no knowledge of any other threatened or pending litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The table below sets forth certain information with respect to our directions and executive officers as of July 26, 2002.

      Name

Age

       Position

-------------------

------------------------

------------------------------------

Richard Wellman

58

Chairman, Director

T. Joseph Coleman                              51

           Chief Executive Officer,

President and Director

William H. Coleman                            42

Director, Secretary

All directors hold office until the next annual meeting of stockholders and until their successors are elected.  Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.  Directors do not receive cash compensation for their services as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directions

Richard Wellman (Chairman) has been a Director of the Company since July 16, 2001.  Since 1994 Mr. Wellman has been the President and CEO of Creative Air Transport, Inc. a US flag cargo carrier for the US Post Office, Federal Express Company, Lufthansa Airlines and other air cargo customers.  From 1986 to 1994 Mr. Wellman was the CEO of International Airline Support Group, Inc (NASDAQ:IASG) a major airline parts business.  Prior to IASG Mr. Wellman served in the US Air Force and subsequently he was a Flight Engineer and Pilot for several International airlines.

T. Joseph Coleman has been a Director of the Company since July 16, 2001.  Mr. Coleman is President and CEO of the Company.  Mr. Coleman was the founder and CEO of the Atlantic Entertainment Group from its inception in 1974 until its sale in 1989.  Atlantic was one of the leading and largest independent producer/distributors of motion pictures in the world.  Subsequent to Atlantic Mr. Coleman was the founder and Chairman of the Independent Telemedia Group (NASDAQ:INDE) a national market public company that acquired and developed emerging businesses in the entertainment sector.  Since resigning as Co-Chairman of INDE, Mr. Coleman has pursued several entertainment and media related businesses.

William H. Coleman has been a Director of the Company since July 16, 2001.  Mr. Coleman is the Company’s Secretary.  Mr. Coleman is Trustee of the Coleman Family Trust and Chairman of the Coleman Media Group, which has interests in several media related businesses including radio syndication.  Mr. Coleman is a Director and Treasurer of Egolf.com Incorporated, an online retail golf business and he has formerly held executive positions at Atlantic Entertainment Group and the Independent Telemedia Group.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE COMPENSATION

The following table sets forth a summary for the fiscal years ended, of the cash and non-cash compensation awarded, paid or accrued by us to our President and CEO our compensated officer, who served in such capacities at the end of fiscal 2001.

Summary Compensation Table Annual Compensation

Name and Principal

Year

Salary ($)        Bonus($)         All Other

Positions

     Compensations ($)

---------------------------        -----------           ----------------   -------------  -----------------------

T. Joseph Coleman

2001

      (1)

      --                  12,018 (2)

Chief Executive Officer

(1.)

Mr. Coleman deferred his 1st year of salary and bonus due under his employment agreement with the Company dated July 16, 2001.

(2.)

RTV Media Corp. paid certain auto and insurance expense for Mr. Coleman in 2001 and 2002.

EMPLOYMENT AGREEMENTS

The Company has one employment agreement with its Chief Executive Officer, T. Joseph Coleman.  Mr. Coleman’s three (3) year agreement entitles him to an annual salary of $120,000 plus an annual bonus of $30,000 and customary fringe benefits and expenses.  Mr. Coleman has deferred his salary and bonus for the first year of his contract and the Company intends to issue shares of its common stock to Mr. Coleman to satisfy the obligation.  The Company has no other employment agreements but may enter into them in the future in connection with acquisitions or in the normal course of its business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this Report regarding the beneficial ownership of our common stock held by each of two executive officers and directors,

individually and as a group and by each person who beneficially owns in excess of five percent of the common stock.  In general, beneficial ownership includes those shares that a person has the power to vote, sell, or otherwise dispose.  Beneficial ownership also includes that number of shares, which an individual has the right to acquire within 60 days (such as stock options) of the date this table was prepared.  Two or more persons may be considered the beneficial owner of the same shares.  In this Annual Report on Form 10-KSB, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares.  The inclusion in this section of any shares deemed beneficially owned does not constitute an admission by that person of beneficial ownership of those shares.

Amount and Nature

Percent

Of

     of

          Position with

        Beneficial

           Common

Stock Name & Address      Sun Network Grp.        Ownership (1)              Outstanding (1)

-----------------------------    ----------------------     ----------------------        ----------------------

T. Joseph Coleman

       Director, President     3,617,500 (2)                          16.5%

1440 Coral Ridge Dr.                 CEO

#140

Coral Springs, FL

               33071

William H. Coleman        Director, Secretary       2,350,000 (3)                          10.7%

45 Whitewood Circle

Norwood, MA 02002

All directors and Executive Officers                    5,967,500                                 27.2%

As a Group (2 persons)

(1)

Based upon 21,848,487 shares outstanding as of June 27, 2002.

(2)

Mr. Coleman is the President of RTV Media Corp and votes the Company's shares on behalf of RTV Media Corp. Mr. Coleman is not the majority shareholder of RTV Media Corp. Mr. Coleman's brother is William H.

Coleman.

(3)

Mr. Coleman is the Trustee of the Coleman Family Trust.  Mr. Coleman’s brother is T. Joseph Coleman.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of managements’ knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

 SELLING STOCKHOLDERS

 This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and/or convertible debentures held by these selling stockholders. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

 None of the following selling stockholders has held any position or office within our Company, nor has had any other material relationship with us in the past three years, other than in connection with transactions pursuant to which the selling stockholders acquired convertible debentures and warrants.

 Under the securities purchase agreement, we will receive up to $750,000 from the selling stockholders, and they will receive in return a corresponding amount of our 12% secured convertible debentures and warrants to purchase up to an aggregate of 750,000 shares of common stock. The terms of the debentures provide for full payment on or before June 27, 2003, with interest of 12% per annum, which may be converted at any time at the lesser of (i) $0.15 or (ii) the average of the lowest three inter-day trading prices during the twenty trading days immediately prior to the date the conversion notice is sent, discounted by fifty percent. The terms of the warrants entitle each selling stockholder to purchase shares of our common stock at a price equal to $.15 per share before the third anniversary date of the issuance. Under the related Registration Rights Agreement, we agreed to register all of the shares underlying such convertible debentures and warrants to allow the selling stockholders to sell them in a public offering or other distribution.

 As of June 27, 2002, (i) $250,000 of the 12% convertible debentures have been issued, none of which have been converted, and (ii) 250,000 of the warrants have been issued, none of which have been exercised. Pursuant to the terms of the securities purchase agreement, upon the registration statement registering the shares subject to the debentures and warrants being filed with the SEC the selling stockholders are obligated to purchase an additional $250,000 in principal amount of our 12% secured convertible debentures and related warrants to purchase 250,000 shares of our common stock and upon the registration statement registering the shares subject to the debentures and warrants being declared effective by the SEC, the selling stockholders are obligated to purchase $250,000 in principal amount of our 12% secured convertible debentures and related warrants to purchase 250,000 shares of our common stock. If all 750,000 debentures were converted and all 750,000 warrants were exercised on July 26, 2002, a total of 19,500,000 shares of common stock would be required for issuance.

 The information listed below was furnished to us by the indicated selling stockholders. Shares of our common stock will be acquired by the selling stockholders pursuant to the exercise by AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore, Ltd. of up to $750,000 in secured convertible debentures and warrants to purchase up to 750,000 shares of common stock, in the aggregate, in accordance with the terms of that certain securities purchase agreement dated June 27, 2002.

AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. AJW/New Millennium Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW/New Millennium Offshore, Ltd. Pegasus Capital Partners, LLC is a private investment fund that is owned by its investors and managed by Pegasus Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by Pegasus Capital Partners, LLC. None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

Number of

Shares

Beneficially

owned prior

Shares

Shares owned

to the

Offered

after offering (2)

Name

offering (1)

Hereby

Number

Percentage

-------------------------

 --------

--------

------

------

AJW Partners, LLC

7,800,000

7,800,000

0

0%

-----------------------

 --------

--------

-------

 ----

New Millennium

Capital Partners

II, LLC

3,900,000

3,900,000

0

0%

-------------------------

-------------- -

------------

-------

------

AJW/New

Millennium

Offshore, Ltd.

13,650,000

13,650,000

0

0%

---------------------

 --------------

 -------------

--------

------

Pegasus Capital

Partners, LLC

13,650,000

13,650,000

0

0%

---------------------

 --------------

-------------

 -------

 -----

(1)

(2) Such figure assumes the sale of all of the shares offered by the selling stockholders.

The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders.  The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock.  The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.  Under the terms of the debentures, if the debentures had actually been converted on July 26 2002, the conversion price would have been $.08.

Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.  Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants.  In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

 (2) Such figure assumes the sale of all of the shares offered by the selling stockholders.

 PLAN OF DISTRIBUTION

The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

- on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

- in privately-negotiated transactions;

- through the writing of options on the shares;

- short sales; or

- any combination thereof.

The sale price to the public may be:

- the market price prevailing at the time of sale;

- a price related to such prevailing market price;

- at negotiated prices; or

- such other price as the selling stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144 or Regulation S. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker/dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

Amendment and Supplementation Necessitated by Future Sales.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with these transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of the shares offered in this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. These brokers or dealers, the selling stockholders, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

If a selling stockholder enters into an underwriting agreement, the relevant details will be set forth in a post-effective amendment to the registration statement, rather than a prospectus supplement.

OTHER INFORMATION REGARDING FUTURE SALES

In order to comply with the securities laws of some states, if applicable, the shares being offered in this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares may not be sold unless they have been registered or qualified for sale in the applicable state or a seller complies with an available exemption from the registration or qualification requirement.

We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be filed and distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a prospectus supplement will be filed and distributed.

PAYMENT OF EXPENSES

We will pay all the expenses related to the registration of the shares offered by this prospectus, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.

 DESCRIPTION OF SECURITIES

Authorized Capital

 The total number of our authorized shares of stock is one hundred million (100,000,000) shares of common stock with a par value of $.001 per share.

Common Stock

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 value per share, of which 21,848,487 shares are issued and outstanding as of the date hereof.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Noncumulative Voting

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of common stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Penny Stock Regulation

If the market price of the our common stock, if a market for its common stock develops and is maintained, is or falls below $5.00 per share, then our common stock may be considered "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchange or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure scheduled prescribed by the commission related to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

Reports to Stockholders

 We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our stockholders as we deem appropriate.

Transfer Agent and Registrar

 Corporate Stock Transfer, Inc., Denver, Colorado, serves as our transfer agent.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

 Our certificate of incorporation provides that we shall indemnify its directors provided that the indemnification shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the director derived an improper personal benefit.

 Section 607.085 of the Florida Business Corporation Act permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one 29 by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statement. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the Commission in Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates and are available on the World Wide Web at:

http://www.sec.gov.

 We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and intend to file reports and other information with the Commission. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any of the information incorporated herein by reference, not including exhibits. Such requests should be made in writing to T. JOSEPH COLEMAN, 1440 Coral Ridge Drive, # 140, Coral Springs, FL 33071or call us at (954) 360-4080.

LEGAL MATTERS

The legality of the common stock included in this prospectus has been passed upon for us by the law offices of The Thomas Group, P.C. of Peoria, Illinois.

 EXPERTS

 The audited financial statements as of December 31, 2001 included in this prospectus have been so included in reliance on the report of Salberg & Company. P.A., independent accountants, given as experts in accounting and auditing.

Sun Network Group, Inc.

and Subsidiary

Consolidated Financial Statements

March 31, 2002

Sun Network Group, Inc.

and Subsidiary

Sun Network Group, Inc. and Subsidiary

Consolidated Balance Sheets

Assets
	March 31, 2002 (Unaudited)	December 31, 2001
Current Assets
Cash	$82,766	$5,321
Total Current Assets	82,766	5,321

Other Assets
Prepaid advertising	35,200	35,200
Total Other Assets	35,200	35,200

Total Assets	$117,966	$40,521

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$6,186	$9,937
Due to stockholders’	40,607	29,263
Total Current Liabilities	46,793	39,200

Stockholders’ Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,848,487 and 21,665,399 issued and outstanding, respectively	21,848	21,665
Additional paid-in capital	568,941	486,734
Accumulated deficit	(519,616)	(507,078)
Total Stockholders’ Equity	71,173	1,321

Total Liabilities and Stockholders’ Equity	$117,966	$40,521

See accompanying notes to consolidated financial statements

Sun Network Group, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2002	2001
Operating Expenses
Compensation	$-	$8,000
Consulting	-	33,395
General and administrative	10,988	10,082
Professional fees	1,550	11,500
Total Operating Expenses	12,538	62,977

Loss from Operations	(12,538)	(62,977)

Net Loss	$(12,538)	$(62,977)

Net Loss Per Share - Basic and Diluted	$-	$(0.01)

Weighted Average Shares Outstanding - Basic and Diluted	21,671,571	12,525,407

See accompanying notes to consolidated financial statements

Sun Network Group, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2002	2001
Cash Flows from Operating Activities:
Net loss	$(12,538)	$(62,977)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	-	301
Increase (decrease) in:
Accounts payable	(3,751)	-
Total Adjustments	(3,751)	301
Net Cash Used in Operating Activities	(16,289)	(62,676)

Cash Flows from Financing Activities:
Equity proceeds from stockholders	82,390	93,395
Loan proceeds from stockholders	11,344	-
Net Cash Provided by Financing Activities	93,734	93,395

Net Increase in Cash	77,445	30,719

Cash at Beginning of Period	5,321	3,088

Cash at End of Period	$82,766	$33,806

See accompanying notes to consolidated financial statements

Sun Network Group, Inc. and Subsidiary

Notes to Consolidated Financial Statements

March 31, 2002

(Unaudited)

Note 1   Basis of Presentation

The accompanying unaudited consolidated financial statements of Sun Network Group, Inc. and Subsidiary (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of consolidated financial position and results of operations.

It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair consolidated financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the audited financial statements and footnotes of RadioTV Network, LLC for the years ended December 31, 2001, 2000 and 1999 included in the Current Report on Form 8-K on Sun Express Group, Inc.  (See Note 2)

Note 2   Common Stock Issuances

In March 2002, the Company issued 183,088 common shares to an investor for $82,390.

Note 3   Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $519,616 through March 31, 2002, operating losses for the three months ended March 31, 2002 of $12,538 and cash used in operations for the three months ended March 31, 2002 of $16,289.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and generate revenues.  The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management is currently seeking additional financing.  Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

SUN NETWORK GROUP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2000 AND 1999

Sun Network Group, Inc. and Subsidiary

Independent Auditors’ Report

Board of Directors and Stockholders of:

Sun Network Group, Inc.

We have audited the accompanying consolidated balance sheets of Sun Network Group, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes of stockholders’ equity and cash flows for the years ended December 31, 2001, 2000 and 1999.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Sun Network Group, Inc. as of December 31, 2001 and 2000 and the consolidated results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 9 to the consolidated financial statements, the Company’s accumulated deficit of $507,078 at December 31, 2001, operating losses in 2001 of $96,185, cash used in operations in 2001 of $91,617, working capital deficit of $33,879 at December 31, 2001 and the need for additional cash to fund operations over the next year raise substantial doubt about its ability to continue as a going concern.  Management’s Plan in regards to these matters is also described in Note 9.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 15, 2002

1

Sun Network Group, Inc.

Consolidated Balance Sheets

Assets

	December 31,
	2001	2000
Current Assets
Cash	$5,321	$3,088
Accounts receivable	-	300
Prepaid expenses	-	385
Total Current Assets	5,321	3,773

Other Assets
Prepaid advertising	35,200	-
Due from officer	-	4,587
Total Other Assets	35,200	4,587

Total Assets	$40,521	$8,360

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$9,937	$4,249
Due to stockholder	29,263	-
Total Current Liabilities	39,200	4,249

Stockholders’ Equity
Common stock, $0.001 par value, 100,000,000 shares authorized 21,665,399 and 11,935,000 issued and outstanding, respectively	21,665	11,935
Additional paid-in capital	486,734	403,069
Accumulated deficit	(507,078)	(410,893)
Total Stockholders’ Equity	1,321	4,111

Total Liabilities and Stockholder’ Equity	$40,521	$8,360

2

See accompanying notes to consolidated financial statements.

Sun Network Group, Inc.

Consolidated Statements of Operations

	December 31,
	2001	2000	1999

Revenues	$35,200	$43,903	$127,992

Operating Expenses
Bad debt expense	-	-	780
Compensation	21,000	26,230	9,000
Contract labor	-	1,167	25,445
Consulting	33,395	-	-
Depreciation	-	25,795	18,214
Exploitation costs	10,329	4,252	47,187
Film costs	-	57,979	178,051
General and administrative	42,158	23,967	26,062
Professional fees	24,503	-	-
Total Operating Expenses	131,385	139,390	304,739

Loss from Operations	(96,185)	(95,487)	(176,747)

Other Expenses
Interest expense	-	17,996	11,432
Settlement expense	-	-	33,849
Total Other Expenses	-	17,996	45,281

Net Loss	$(96,185)	$(113,483)	$(222,028)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)

Weighted average shares outstanding	16,946,324	13,261,111	13,261,111

3

See accompanying notes to consolidated financial statements.

	Common Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount			Total

Balance, December 31, 1998	-	$-	$-	$(75,382)	$(75,382)

Stock issued to founders for cash	13,261,111	13,261	209,717	-	222,978

Net loss, 1999	-	-	-	(222,028)	(222,028)

Balance, December 31, 1999	13,261,111	$13,261	$209,717	$(297,410)	$(74,432)

Contributed capital	-	-	103,375	-	103,375

Conversion of promissory note and accrued interest to equity	-	-	204,490	-	204,490

Exchange of equity for equipment	(1,326,111)	(1,326)	(114,513)	-	(115,839)

Net loss, 2000	-	-	-	(113,483)	(113,483)

Balance, December 31, 2000	11,935,000	11,935	403,069	(410,893)	4,111

Issuance of stock for cash	898,333	898	59,102	-	60,000

Issuance of stock for services	500,000	500	32,895	-	33,395

Recapitalization	8,332,066	8,332	(8,332)	-	-

Net loss, 2001	-	-	-	(96,185)	(96,185)

Balance, December 31, 2001	21,665,399	$21,665	$486,734	$(507,078)	$1,321

	2001	2000	1999
Cash Flows from Operating Activities:
Net loss	$(96,185)	$(113,483)	$(222,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	25,795	18,214
Stock based consulting expense	33,395	-	-
Barter revenue	(35,200)	-	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	300	2,700	(3,000)
Prepaid expenses	385	904	(1,290)
Increase (decrease) in:
Accounts payable	5,688	(7,999)	12,248
Net Cash Used in Operating Activities	(91,617)	(92,083)	(195,856)

Cash Flows from Investing Activities:
Purchase of property and equipment	-	(4,846)	(155,001)
(Loan to) repayment from officer	4,587	(4,587)	-
Net Cash Provided by (Used in) Investing Activities	4,587	(9,433)	(155,001)

Cash Flows from Financing Activities
Loan proceeds from officer	29,263	-	129,108
Proceeds from sale of common stock	60,000	103,375	222,978
Net Cash Provided by Financing Activities	89,263	103,375	352,086

Net increase in cash	2,233	1,859	1,229

Cash at beginning of year	3,088	1,229	-

Cash at End of Year	$5,231	$3,088	$1,229

Supplemental Schedule of Non-Cash Investing and Financing Activities:

During 2000, a stockholder surrendered its entire interest in exchange for all equipment owned by the Company with a net book value of $115,839.

During 2000, stockholders contributed advances and related accrued interest totaling $204,409 to stockholders’ equity.

6

See accompanying notes to consolidated financial statements.

Note 1   Nature of Operations and Summary of Significant Accounting Policies

(A) Nature of Operations, Organization, and Reorganizations

Sun Network Group, Inc., formerly known as Sun Express Group, Inc. (the “Company”), was incorporated under the laws of Florida on May 9, 1990 and was inactive in the last several years.

On July 17, 2001, RadioTV Network, Inc., was merged into Sun Express Merger Corp., a subsidiary of Sun Express Group, Inc.  The transaction was accounted for as a recapitalization of Radio TV Network, Inc.  Radio TV Network, LLC, the predecessor to Radio TV Network, Inc., had an inception year of 1998 and acted as a Defacto company until its formation in 1999.  Effective on January 1, 2001, RadioTV Network, LLC sold its assets and certain liabilities to a newly formed corporation, RadioTV Network, Inc., under common control of the remaining two members of the LLC.  The transaction was treated as a recapitalization of Radio TV Network, LLC.

Pursuant to the merger into Sun Express Merger Corp. discussed above, all shares of RadioTV Network, Inc. were exchanged for 13,333,333 shares or 61.57% of Sun Express Group, Inc.  In accordance with APB 16, the transaction was accounted for as a recapitalization of RadioTV Network, Inc. at historical cost and the historical results of operations in the accompanying consolidated financial statements are those of RadioTV Network, Inc, and its predecessor Radio TV Network, LLC, with the operations of Sun Express Group, Inc., included from the July 17, 2001.  Sun Express Group, Inc. then changed its name to Sun Network Group, Inc.  Concurrent with the merger, on July 17, 2001, the Company authorized a 1-for-3 reverse split of its outstanding common stock.

All amounts in the accompanying consolidated financial statements have been retroactively restated to reflect the recapitalizations and the reverse stock split.  In addition, for comparative purposes, for transactions, which occurred during the period the Company was an LLC, the members are referred to in the accompanying consolidated financial statements as stockholders.

Sun Network Group, Inc. acts as a holding company for Radio TV Network, Inc.  Radio TV Network, Inc. produces and broadcasts television versions of top rated radio programs.

(B) Principles of Consolidation

The consolidated financial statements include the accounts of Sun Network Group, Inc. and its wholly-owned subsidiary, Radio TV Network, Inc.  All significant intercompany accounts and transactions have been eliminated in consolidation.

(C) Use of Estimates

In preparing consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period.  Actual results may differ from these estimates.

(D) Cash Equivalents

For the purpose of the consolidated cash flow statement, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(E) Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.  If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.

(F) Revenue Recognition

The Company accounts for revenues in accordance with the AICPA Accounting Standards Executive Committee Statement of Position No. 00-2, “Accounting by Producers or Distributors of Films” (“SOP 00-2”).

The Company generally produces episodic television series and generates revenues from the sale of broadcast licenses.  The terms of the licensing arrangement may vary significantly from contract to contract and may include fixed fees, variable fees with or without nonrefundable minimum guarantees, or barter arrangements.

The Company recognizes monetary revenues when evidence of a sale or licensing arrangement exists, the license period has begun, delivery of the film to the licensee has occurred or the film is available for immediate and unconditional delivery, the arrangement fee is fixed or determinable, and collection of the arrangement fee is reasonably assured.  The Company recognizes only the net revenue due to the Company pursuant to the formulas or amounts stipulated in the customer contracts.

The Company recognizes revenues from barter arrangements in accordance with the Accounting Principles Board Opinion No. 29 “Accounting for Non-Monetary Exchanges,” (“APB 29”) as interpreted by EITF No. 93-11 “Accounting for Barter Transactions Involving Barter Credits.”  In general, APB 29 and it related interpretation require barter revenue to be recorded at the fair market value of what is received or what is surrendered, whichever is more clearly evident.

(G) Costs and Expenses of Producing Films

The Company accounts for costs and expenses of producing a film and bringing that film to market in accordance with SOP 00-2 as follows:

Film costs include all direct negative costs incurred in the production of a film as well as allocations of production overhead and capitalized interest costs.  Film costs are capitalized and amortized as the Company recognizes revenue from each episode.  If reliable estimates of secondary market revenue are established, any subsequent costs are capitalized and amortized using the individual-film-forecast method, which amortizes costs in the same ratio as current revenues bears to estimated unrecognized ultimate revenues.

Participation costs which consist of contingent payments based on film financial results or based on other contractual arrangements, are expensed and accrued, when a film is released, using the individual-film-forecast method, if the obligation is probable.

Exploitation costs include advertising, marketing, and other exploitation costs.  Advertising costs are accounted for in accordance with SOP 93-7, “Reporting on Advertising Costs.”  All other exploitation costs, including marketing costs, are expensed as incurred.

(H) Income Taxes

During 2000 and 1999, the Company was structured as a limited liability company and elected to be taxed as a partnership under the Internal Revenue Code.  In lieu of paying corporate income taxes, the members were taxed individually on their proportionate share of the Company’s taxable income.  Therefore, no provisions or liability for income taxes during 2000 and 1999 has been included in the accompanying consolidated financial statements.

Starting from January 1, 2001, income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes (“SFAS 109”).”  Under SFAS 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(I) Net Loss Per Common Share

Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) available to common stockholder by the weighted-average number of common shares outstanding for the period.  Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.  At December 31, 2001, there were no common stock equivalents outstanding, which may dilute future earnings per share.

(J) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value.  For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including accounts payable and due to officer, approximate fair value due to the relatively short period to maturity for these instruments.

(K) New Accounting Pronouncements

The Financial Accounting Standards Board has recently issued several new accounting pronouncements, which may apply, to the Company.

Statement No. 141 “Business Combinations” establishes revised standards for accounting for business combinations.  Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination.  This statement is effective for business combinations initiated on or after July 1, 2001.  The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company’s financial position, results of operations or liquidity.

Statement No. 142 “Goodwill and Other Intangible Assets” provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition.  Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are

9

carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method.  Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs.  This statement is effective for all fiscal years beginning after December 15, 2001.  The Company believes that the future implementation of SFAS 142 on January 1, 2002 will not have a material effect on the Company’s financial position, results of operations or liquidity.

Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” supercedes Statement No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”).  Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance.  SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions.  SFAS 144 also supercedes the provisions of APB 30, “Reporting the Results of Operations,” pertaining to discontinued operations.  Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, Disclosures about Segments of an Enterprise and Related Information.  SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary.  This statement is effective for all fiscal years beginning after December 15, 2001.  The Company believes that the future implementation of SFAS 144 on January 1, 2002 will not have a material effect on the Company’s financial position, results of operations or liquidity.

Note 2   Film Costs and Exploitation Costs

As of December 31, 2001, there were no capitalized film costs.  Film costs expensed during the year 2000 and 1999 were $57,979 and $178,051, respectively.  There were no film costs incurred during 2001.

There were no advertising costs expensed and included in exploitation costs during 2001, 2000 and 1999.  Other exploitation costs totaled $10,329, $4,252 and $47,187 during 2001, 2000 and 1999, respectively.

Note 3   Due to Stockholder

Amounts due to stockholder are non-interest bearing open advances with no stated due dates.

Note 4   Stockholders’ Equity

On January 1, 2000, a stockholder converted a promissory note of $200,000 plus accrued interest to contributed capital.  The note had been executed in July 1999 to account for equipment with original cash basis of $155,003 and advances of $44, 997 provided to the Company.

On December 31, 2000, the stockholder who previously converted the note discussed above surrendered its entire 10% equity interest in the Company in exchange for the equipment, which at that time had net book value of $115,839.  This transaction was considered a related party transaction and accordingly equity was reduced by $115,839 and no gain or loss was recognized.

In February 2001, the Company issued, after its reorganization into a corporation, 898,333 common shares to an investor for $60,000 and 500,000 common shares to a service provider valued at the contemporaneous cash offering price of $0.0668 per share or $33,395, The shares for services was recorded as a consulting expense for past services rendered.

On July 17, 2001, 8,332,066, common shares were deemed issued in a recapitalization transaction.  (See Note 1(A))

Note 5   Revenues

In May 2001, the Company settled some disputes with a customer licensee by accepting barter advertising time valued at its estimated fair market value of $35,200.

The Company recorded the advertising time as revenues at the settlement date and an asset to be amortized on a usage basis.  Through December 31, 2001, none of the advertising time had been used.

Note 6   Income Taxes

There was no income tax expense or benefit for federal and state income taxes in the consolidated statement of operations due to the Company’s net loss and valuation allowance on the resulting deferred tax asset.

The actual tax expense differs from the "expected" tax expense for the years ended December 31, 2001 (computed by applying the blended U.S. Federal Corporate tax rate of 35 percent to income before taxes) as follows:

2001
Computed “expected” tax expense (benefit)	$33,665
Established deferred tax asset valuation allowance	33,665
$-

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2001 are as follows:

Deferred tax assets:	2001
Net operating loss carryforward	$33,665
Total Gross Deferred Assets	33,665
Less valuation allowance	(33,665)
Net Deferred Tax Asset	$-

Sun Network Group, Inc.

Consolidated Statement of Cash Flows

Years Ended December 31, 2001, 2000 and 1999

At December 31, 2001, the Company had useable net operating loss carryforwards of approximately $96,185 for income tax purposes, available to offset future taxable income expiring in 2021.

There was no valuation allowance at January 1, 2001.  The net change in the valuation allowance during the year ended December 31, 2001 was an increase of $33,665.

Note 7   Concentrations

During 2001, one customer provided 100% of the revenue, which was all barter revenue (See Note 4).  During 2000, two customers provided 55% and 42% of the revenues, respectively.  During 1999, one customer provided 62% of the revenues and an affiliate of a stockholder provided 33% of revenues.

Note 8   Segment Information

The Company has a single reportable segment.  All revenues as of December 31, 2001, 2000 and 1999 are derived from customers in the United States of America.

Note 9   Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $507,078 at December 31, 2001, operating losses in 2001 of $96,185; cash used in operations in 2001 of $91,617, a working capital deficit of $33,879 at December 31, 2001 and needs additional cash to fund operations over the next year.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional funds, further implement its business plan and generate revenues.  The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management is in process of seeking additional financing.  Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT.

SUN NETWORK GROUP, INC.

DISTRIBUTION OF 39,000,000 SHARES

OF COMMON STOCK

 _______________

 PROSPECTUS

 ________________

 _____________, 2002

------------------------------------------------- ---------------------------------------

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The FBCA provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 607.0850 of the FBCA and provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 607.0850 of the FBCA.

 The effect of the foregoing is to require us to the extent permitted by law to indemnify our officers and directors of for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

 The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

SEC Registration fee

$ 331.20

 Printing and engraving

1000.00

Accounting fees and expenses

1000.00

Attorney fees and expenses

22000.00

Transfer Agent fees and expenses

500.00

Misc.

500.00

Total

$25,331.20

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

 Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of the Company's stockholders.

 During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

On March 28, 2002, the Company issued 183,088 shares of restricted stock to an individual investor at a purchase price of $.45 per share for cash proceeds of $82,390. The Company believes such issuance was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933.

ITEM 27. EXHIBITS

2.1

Subscription Agreement by and between Sun Network Group, Inc and Bengt Bjorsvik dated March 28, 2002.

3.1        AGREEMENT AND PLAN OF MERGER dated July 16, 2001, attached as Exhibit 1 to 8-K/A filed by Company (Sun Express Group, Inc.) on July 31, 2001 and incorporated by reference at this point.

3.2         EMPLOYMENT AGREEMENT, attached as Exhibit 2 to 8-K/A filed by Company (Sun Express Group, Inc.) on July 31, 2001 and incorporated by reference at this point.

4.1

Option Agreement and Plan of Merger agreement by and between Sun Network Group, Inc and Live media Enterprises, Inc dated as of June 28, 2002.

5.1

Opinion of Stephen J. Thomas, Esq..

10.1

Securities Purchase Agreement dated June 27, 2002 between AJW Partners, LLC,

 New Millennium Capital Partners II, LLC, AJW/New Millennium Offshore, Ltd,

 Pegasus Capital Partners, LLC and the Company .

10.2

Form of Stock Purchase Warrant dated June 27, 2002 .

10.3

Form of Secured Convertible Debenture dated June 27, 2002 .

10.4

Security Agreement dated June 27, 2002 .

10.5

Form of Registration Rights Agreement dated June 27, 2002 between AJW

 Partners, LLC, New Millennium Capital Partners II, LLC Millennium Capital

 Partners II, LLC, Pegasus Capital Partners, LLC and the Company.

23.1 Consent of Salberg & Company. P.A.

ITEM 28. UNDERTAKINGS.

 The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (a) To include any prospectus required by section 10(a)(3) of Securities Act.

 (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(B) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

 (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES*

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles State of California, on July 29 2002.

SUN EXPRESS GROUP, INC.

(Registrant)

Date: July 29, 2002

T. JOSEPH COLEMAN

\S\

___________________________________

T. JOSEPH COLEMAN,

PRESIDENT, DIRECTOR AND CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SUN EXPRESS GROUP, INC.

(Registrant)

Date: July 29, 2002

T. JOSEPH COLEMAN

\S\

___________________________________

T. JOSEPH COLEMAN,

PRESIDENT, DIRECTOR AND CEO

Date

July 29, 2002

WILLIAM H. COLEMAN

\S\

___________________________________

WILLIAM H. COLEMAN,SECRETARY AND DIRECTOR